Atheros Updates Q4 08 Financial Guidance

SANTA CLARA, CA -- December 17, 2008 -- Atheros Communications, Inc. (NASDAQ: ATHR), a leading developer of advanced wireless and wired network communications solutions, today updated guidance for its fourth quarter of 2008 which was previously provided on Oct. 27, 2008. The company now expects fourth quarter revenue to range between $95 million and $100 million, a decline of 28 to 31 percent from the company's record revenue of $138.1 million in the third quarter ended Sept. 30, 2008. The company's previous guidance for the fourth quarter ending Dec. 31, 2008 was for revenue to be flat to down 5 percent from third quarter revenue.

Atheros reports gross margins, operating expenses and diluted earnings per share in accordance with U.S. generally accepted accounting principles (GAAP) and additionally on a non-GAAP basis. Non-GAAP financial measures exclude, where applicable, the effect of stock-based compensation, amortization of acquired intangible assets, acquisition-related charges, the other-than-temporary impairment of long-term investments and the tax impact of these excluded items.

Non-GAAP gross margins are anticipated to be in the range of 48.5 to 49.5 percent. Non-GAAP operating expenses are currently projected to be in the range of $40.5 million to $41.5 million and non-GAAP diluted earnings per share for the fourth quarter are estimated to be in the range of $0.14 to $0.19. Prior expectations for the quarter were non-GAAP gross margins of 49 to 50 percent, non-GAAP operating expenses of $43.5 to $44.4 million and non-GAAP diluted earnings per share of $0.36 to $0.40.

"The economic environment deteriorated significantly throughout the fourth quarter and consumer demand across multiple geographies weakened," said Dr. Craig Barratt, president and chief executive officer. "Additionally throughout the supply chain there have been aggressive reductions in inventory levels as the quarter progressed resulting in order cancellations and rescheduling of existing backlog. While we anticipated a weakening economy in the fourth quarter, demand from our PC OEM channel and to a lesser extent, our networking channel, slowed considerably more than expected," Dr. Barratt said.

About Atheros Communications, Inc.

Atheros Communications is a leading developer of semiconductor system solutions for wireless and wired communications products. Atheros combines its wireless and networking systems expertise with high-performance radio frequency (RF), mixed signal and digital semiconductor design skills to provide highly integrated chipsets that are manufactured on low-cost, standard complementary metal-oxide semiconductor (CMOS) processes. Atheros technology is used by a broad base of leading customers, including personal computer, networking equipment and consumer device manufacturers. For more information, please visit http://www.atheros.com or send email to info@atheros.com.

This press release includes the following non-GAAP financial measures: non-GAAP gross margin, non-GAAP operating expenses and non-GAAP diluted earnings per share. These non-GAAP measures are not in accordance with, nor serve as an alternative for GAAP. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our GAAP results of operations.

In calculating non-GAAP financial measures, we exclude certain items to facilitate a review of the comparability of our core operating performance on a period-to-period basis. The excluded items represent charges and gains that are primarily driven by discrete events that we do not consider to be directly related to core operating performance. We use non-GAAP financial measures to evaluate the core operating performance of our business, for comparison with forecasts and strategic plans, for calculating return on investment and for benchmarking performance externally against competitors. In addition, management's incentive compensation is determined using these non-GAAP measures. Since we find these measures to be useful, we believe that investors benefit from seeing non-GAAP financial measures reviewed by management in addition to seeing GAAP results. We believe that these non-GAAP measures, when read in conjunction with our GAAP financials, provide useful information to investors by offering:

--  more meaningful comparability of our on-going results;
--  the ability to better identify trends in our underlying business; and
--  a way to compare our operating results against analyst financial models and operating results of competitors that supplement their GAAP results with non-GAAP financial measures.

Guidance is provided in this press release only on a non-GAAP basis due to the inherent difficulty of forecasting the timing or amount of certain items that have been excluded from the forward-looking non-GAAP measures, and a reconciliation to the comparable GAAP guidance has not been provided because certain factors that are materially significant to the Company's ability to estimate the excluded items are not accessible or practically estimable on a forward-looking basis.

Note on Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including Atheros' anticipated fourth quarter revenue and non-GAAP gross margins, operating expenses and earnings per share, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to the impacts of general economic conditions, competition, whether Atheros is successful in marketing and selling its products, and other risks detailed in Atheros' Annual Report on Form 10-K for the year ended Dec. 31, 2007 and its Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2008, as filed with the Securities and Exchange Commission, and in other reports filed with the SEC by Atheros from time to time. These forward-looking statements speak only as of the date hereof. Atheros disclaims any obligation to update these forward-looking statements.

NOTE: Atheros and the Atheros logo are trademarks of Atheros Communications, Inc.

Analyst Contact:
Jack Lazar
Atheros Communications
408-773-5200
jack.lazar@atheros.com

IR Contact:
David H. Allen
Atheros Communications
408-830-5762
david.allen@atheros.com

Press Contacts:
Dakota Lee
Atheros Communications
408-720-5597
Dakota@atheros.com

Greg Wood
A&R Edelman
650-762-2838
gwood@ar-edelman.com